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                                                                    EXHIBIT 8(d)

                                  FEE AGREEMENT

         AGREEMENT made as of February 11, 1999, by and among MERCURY ASSET MANAGEMENT INTERNATIONAL LTD., a corporation organized under the laws of England and Wales (hereinafter referred to as "MAM"), FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter referred to as "FAM") and MERCURY ASSET MANAGEMENT MASTER TRUST, a Delaware business trust (hereinafter referred to as the "Trust") on behalf of its series, MERCURY MASTER PAN-EUROPEAN GROWTH PORTFOLIO (the "Portfolio").

                                   WITNESSETH:

         WHEREAS, MAM acts as investment adviser to the Portfolio pursuant to the investment advisory agreement between MAM and the Trust on behalf of the Portfolio dated as of September 23, 1998 (hereinafter referred to as the "MAM Advisory Agreement");

         WHEREAS, FAM acts as sub-adviser to the Portfolio pursuant to the sub-advisory agreement between FAM and the Trust on behalf of the Portfolio dated as of February 11, 1999 (hereinafter referred to as the "Sub-Advisory Agreement");

         WHEREAS, Article III of the Sub-Advisory Agreement provides that the Trust shall use its reasonable best efforts to cause MAM to pay to FAM at the end of each calendar month a fee of at least $1.00 or another amount to be determined from time to time by MAM and FAM, but
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in no event in excess of the amount that MAM actually receives for providing services to the Trust and the Portfolio pursuant to the MAM Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and covenants hereinafter contained, MAM, FAM and the Trust hereby agree as follows:

         1. MAM shall pay FAM at the end of each calendar month a fee of $1.00.

         2. This Agreement may be amended from time to time by written agreement signed by the parties hereto.

         3. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"). To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which together shall constitute one and the same instrument.

                               MERCURY ASSET MANAGEMENT INTERNATIONAL LTD.
                               By:/s/ P. J. Gibbs
                                  -------------------------------
                                  Title

                               FUND ASSET MANAGEMENT, L.P.

                               BY: PRINCETON SERVICES, INC.
                               GENERAL PARTNER

                               By:/s/ Terry K. Glenn
                                  -------------------------------
                                  Title

                               MERCURY ASSET MANAGEMENT MASTER TRUST
                               on behalf of its series,
                               MERCURY MASTER PAN-EUROPEAN
                               GROWTH PORTFOLIO


                               By:/s/ D. C. Burke
                                  -------------------------------
                                 Title


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